UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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On April 24, 2025, Phillips 66 published a press release in conjunction with a letter sent to Phillips 66’s shareholders by the independent directors of Phillips 66. A copy of that press release is provided below.

Independent Directors of Phillips 66 Issue Letter to Investors and Their Stewardship Teams

Encourages Honest, Independent Interrogation of Facts

Raises Key Questions Stewardship Teams and Investors Should Reach Their Own Conclusions On

HOUSTON, April 24, 2025 – Phillips 66 (NYSE:PSX) today sent a letter from the Independent Directors of the Board to the Company’s shareholders and to independent proxy advisors, particularly those involved in assessing corporate governance topics.

In conjunction with today’s letter, Phillips 66 published a new video to phillips66delivers.com. The video provides shareholders a unique perspective into how the Board approaches overseeing the Company’s strategy, monitoring progress against that strategy, allocating capital, engaging with shareholders and driving long-term value for Phillips 66 shareholders.

The full text of the Board’s letter to investors and their stewardship teams follows:

Dear Phillips 66 Shareholders,

Due to the unique nature of shareholder engagement in 2025 and our concerns with the agenda Elliott is pushing, this letter is written directly to the stewardship teams, proxy advisers and all shareholders who prioritize strong corporate governance. This letter is intended to highlight critical areas for consideration that uniquely pertain to corporate governance, independence and transparency.

It is our strongly held view that two core tenets of best-in-class corporate governance are transparency and independence. Transparency allows shareholders to make informed decisions with full, complete and straight-forward information. Independence ensures that a Board is impartial, unbiased and objective in its pursuit of protecting the interests of all shareholders.

We have been surprised and concerned by the actions taken by Elliott in pursuit of its campaign to break-up Phillips 66. These actions, in our view, reveal a concerning disregard for good corporate governance, raise important questions of independence and demonstrate an alarming pattern of opaque disclosure.

There are serious questions about Elliott’s expectation of director loyalty.

•	Elliott is seeking to replace Bob Pease, a Board member it supported only one year ago.

•

Does this sudden switch in support, and Elliott’s own acknowledgment of its effort to have one-on-one conversations with Bob during the time he has been on our Board, suggest an expectation of loyalty to the activist and its thesis instead of fair evaluation of what is in the best interest of all shareholders?

•

Elliott, who is compensating its purportedly independent nominees, denied Phillips 66 access to those nominees for interview and evaluation, despite multiple attempts from Phillips 66. In fact, one of Elliott’s nominees told representatives of Phillips 66 that he was instructed not to engage directly and instead referred the Board to Elliott itself.

•	Does this action further reveal an expectation of loyalty rather than true independence?

Elliott’s competitive interests merit careful attention.

•

Elliott’s subsidiary, Amber Energy, is in pursuit of a direct Phillips 66 competitor, CITGO. That pursuit has been ongoing for more than a year, and Elliott’s most recent bid for CITGO is valued meaningfully above the amount of Elliott’s investment in Phillips 66.

•

Elliott’s public solicitation materials do not clearly mention its pursuit of CITGO, or that multiple members of the Amber Energy leadership team have been directly involved in soliciting Phillips 66 shareholders.

•

On Elliott’s recent podcast episode, John Pike confirmed that the same Elliott professionals on their energy team invest in public equities and private situations. In other words, the same team that is investing in Phillips 66 is also leading the CITGO process.

•

At what point does pursuit of control of a company while trying influence the strategy of a direct competitor raise conflicts of interest concerns? Has Elliott adequately disclosed this competitive position to Phillips 66 shareholders? Should shareholders have legitimate concerns about how Elliott’s interests may differ from those of other Phillips 66 shareholders?

Elliott and affiliated parties have provided misleading, incomplete disclosure.

•

The CEO of Elliott’s Amber Energy, Gregory Goff, issued a public letter claiming to be merely an investor in Phillips 66 in support of Elliott’s campaign. The day prior to this letter, Mr. Goff had entered into an agreement with Elliott where Mr. Goff’s solicitation expenses would be paid for by Elliott. Mr. Goff’s letter does not mention Amber Energy or its ongoing pursuit of CITGO, and it does not mention this agreement with Elliott.

•

Why is Mr. Goff misleadingly soliciting Phillips 66 shareholders in his capacity as “a 40-year energy industry veteran and shareholder of Phillips 66” and not in his capacity as an interested Elliott employee? More importantly, why was that relationship not fully and clearly disclosed to Phillips 66 shareholders in the letter?

•

A number of Elliott’s nominees have close personal ties to Mr. Goff, including decades of direct work experience. Much like everything related to Elliott’s Amber Energy, these relationships call into question Elliott’s nominees’ independence.

•

Given Amber Energy’s role in the campaign against Phillips 66 and Mr. Goff’s highly misleading public solicitation, should shareholders have concerns about the honesty of Elliott’s disclosures or the independence of Elliott’s nominees?

Elliott has put forth illegal corporate governance demands, masked by misleading communications.

•

As you know, we are fully committed to declassifying the Board so that each of our directors is up for election each year. Our last attempt to do so received approval from 73% of outstanding shares. With the attention this annual meeting is receiving, we are hoping that voter turnout will be higher than ever to achieve this important governance milestone.

•	But unlike Elliott, we want to do so legally, completely and without subjecting the Company to litigation and reputational harm.

•

Elliott is asking us to devise a slipshod workaround to declassify the Board in a de facto manner, without obtaining the required stockholder vote to do so. Put simply, if implemented, Elliott’s annual resignation proposal would contravene Delaware law, our Company’s charter and by-laws and our Board’s fiduciary duty to shareholders. Some resignation policies are acceptable, but not those with the specific purpose of evading a corporate charter. We will not establish the dangerous precedent of conveniently disregarding and circumventing our fundamental governing documents.

•

Don’t just take our word for it – a leading academic has said the proposal is “certainly creative; it is also, for three distinct reasons, illegal.”[1] We also received an advisory letter from a top Delaware law firm stating that, by implementing Elliott’s proposal, the Board would violate Delaware law and be exposed to potential claims for breaches of fiduciary duty. This leading law firm advised the Board not to implement Elliott’s proposal if passed.

•

Legal experts have also commented that shareholders are not accustomed to seeing proposals that violate state law because the SEC allows companies to exclude shareholder proposals submitted under Exchange Act Rule 14a-8 that would, if implemented, cause the company to violate applicable law. The difference, here, is that Elliott has included its proposal within its own proxy solicitation, which bypasses the SEC’s Rule 14a-8 vetting process and allows Elliott to present its proposal and the 2025 Annual Meeting. The Company never had a chance to exclude the proposal, which we believe we would have achieved under Rule 14a-8 based on the legal advice given by a leading Delaware law firm that the Company does not have the power to implement the proposal.

•

Do not be misled by Elliott’s claims that its mandatory resignation policy is legal because directors are already free to resign at any time, or its statements that its proposal is just voluntary. Any director can choose to resign at any time, but a company policy requiring such resignations to achieve de facto declassification is plainly illegal under well-settled Delaware law and our charter. Read for yourself – the plain text of Elliott’s proposal is a requirement, and the fact that directors can refuse to comply with it does not make it legitimate:

“RESOLVED, that stockholders request that the Board adopt an annual election policy for directors, requiring each incumbent director (including directors with terms not set to expire at the next annual meeting) to deliver to the Board a letter of resignation effective at the next annual meeting of stockholders, each year prior to the nomination of director candidates for election at the annual meeting.”

•

Why is Elliott distracting from our actual efforts to declassify in a legal manner? Why does Elliott feel that companies should treat their governing documents as optional? Why does Elliott want shareholders to act as lawyers, rather than submitting its proposal in a manner that would have allowed the SEC to review it for illegality? What Pandora’s box would be opened if shareholders approved proposals that companies would have to breach their duties to implement?

Elliott’s lawsuit further exhibits its lack of transparency and preference for theatrics over engagement.

•

Do not believe Elliott’s misleading claims that this Board ever intended to reduce the size of the class standing for election. Unlike Elliott’s proposal, which treats our charter as an option, we respect our governing documents and their requirement that our classes be as nearly equal as possible.

•

Had Elliott waited just one more day – until March 26, the date Elliott was entitled to learn about our slate under the universal proxy rules – they would have seen that. Instead, they sought selective disclosure from us about our slate and then filed a lawsuit to compel what we were always planning to do – have four seats up for election this year.

•

Why did Elliott knowingly file a distracting lawsuit when it knew we would reveal our slate the next day in accordance with the universal proxy rules? Why did Elliott think it was entitled to selective disclosure?

In the spirit of transparency and strong corporate governance, we encourage you to gather all of the facts, assess these questions holistically and independently and reach your own conclusions.

Sincerely,

Independent Directors of the Phillips 66 Board of Directors

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Jeff Dietert (investors)

832-765-2297

Jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Al Ortiz (media)

855-841-2368

al.s.ortiz@p66.com

[1]	Andrew Verstein, “How Not to De-Classify a Board,” The CLS Blue Sky Blog, April 22, 2025. https://clsbluesky.law.columbia.edu/2025/04/22/how-not-to-de%E2%80%91classify-a-board/

Also on April 24, 2025, Phillips 66 posted the following material on LinkedIn which referenced portions of previously filed video content. A transcript of the reposted video content is provided below.

VIDEO TRANSCRIPT

DOUG TERRESON: This is a company that, from the beginning, has balanced spending and distributions as much or more than any other company in our industry. And you might say, well, everybody does that. Well, they do today. But they didn’t for most of the prior decade when the entire industry overspent.

This was a company that had a strategy that was wholly unpopular, but they stuck to it and it delivered for shareholders. And it’s still delivering for shareholders, and it’s going to be delivering several years down the road as well.

Also on April 24, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/, which contains information relating to Phillips 66’s 2025 Annual Meeting of Shareholders. A copy of the updated website content (other than that previously filed) is provided below.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.